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                                 EXHIBIT 23.1


                       CONSENT OF DELOITTE & TOUCHE LLP
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                          INDEPENDENT AUDITORS CONSENT


Charter One Financial, Inc.

We consent to the incorporation by reference in Registration Statements No. 33-24070, No. 33-23805, No. 33-54508, and No. 33-61273 of Charter One
Financial, Inc. on Forms S-8 of our report dated January 25, 1996 (which expresses an unqualified opinion, refers to the report of other auditors on the financial statements of a company that was merged with Charter One Financial, Inc., and includes an explanatory paragraph relating to the change in method of accounting for debt and equity securities in 1994), appearing in this Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1995.


Deloitte & Touche LLP

Cleveland, OH
March 20, 1996